Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43 Company Registry (NIRE) No. 33.3.0029520-8 Publicly-held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 157, paragraph 4 of Law 6404/76 and CVM Instruction 358/02, and in addition to the Material Fact released on February 8, 2018, informs its shareholders and the market in general that, on this date, it became aware of the decision of the 7th Corporate Court of the Capital of Rio de Janeiro (“Judicial Reorganization Court”), which, accepting the opinion of the Public Prosecutor's Office, suspended the voting rights of the undersigned individuals of the minutes of the Extraordinary General Shareholders Meeting held on February 7, 2018, with the exception of those who abstained from voting, and ordered the removal of the members of the Board of Directors elected/indicated by them until the occurrence of the capital increase provided for in the Company’s judicial reorganization plan.

Due to this decision, the shareholders Bratel S.À.R.L., Société Mondiale Fundo de Investimento em Ações, Petrorio S.A. and Aurélio Valporto, among others, have their rights suspended and, consequently, the members of the Board of Directors elected/indicated by them,  Messrs. Luis Maria Viana Palha da Silva, Pedro Zañartu Gubert Morais Leitão and Helio Calixto da Costa, are removed from their positions.

The decision also ordered the subpoena of the current Executive Officers and CEO of the Company and the shareholders whose voting rights were suspended, to voice their interest in establishing a mediation proceeding.

This decision in its entirety is annexed to this Material Fact and is also available for download on the Company’s website (www.oi.com.br/ri), on the CVM’s Empresas.NET system (www.cvm.gov.br), and the website of the São Paulo Stock Exchange (B3 S.A. - Brasil, Bolsa, Balcão) (www.bmfbovespa.com.br). The Company will send a translation of the decision, as soon as possible, to the US Securities and Exchange Commission on Form 6-K.

The Company will keep its shareholders and the market informed of the development of the subject matter of this Material Fact.

Rio de Janeiro, March 7, 2018.

Oi S.A. –In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer